EXHIBIT 99.2


                         PROVIDIAN FINANCIAL CORPORATION
                   1997 EMPLOYEE STOCK PURCHASE PLAN OFFERING

         Adopted by the Human Resources Committee on September 25, 1997

1.   Grant; Offering Date.

     (a) The Human Resources Committee (the "Committee") of the Board of Directors (the "Board") of Providian Financial Corporation (the "Company"), pursuant to the Company's 1997 Employee Stock Purchase Plan (the "Plan"), hereby authorizes the grant of rights to purchase shares of the common stock of the Company ("Common Stock") to all Eligible Employees (an "Offering"). The first Offering shall begin on October 1, 1997 and end on June 30, 1998 (the "Initial Offering"). Thereafter, an Offering shall begin on January 1, 1998 and every July 1 and January 1 thereafter. Each Offering other than the Initial Offering shall end on the date immediately preceding the one-year anniversary date of such Offering (e.g., January 1, 1998 through December 31, 1998, July 1, 1998 through June 30, 1999). The first day of an Offering is that Offering's "Offering Date," and the last day of an Offering shall be that Offering's "Purchase Date."

     (b) Prior to the commencement of any Offering, the Board or the Committee may change any or all terms of such Offering and any subsequent Offerings. The granting of rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless, prior to such date (a) the Board or the Committee determines that such Offering shall not occur, or (b) no shares remain available for issuance under the Plan in connection with the Offering.

2.   Eligible Employees.

     All employees of the Company, and all employees of Affiliates (as defined in the Plan) of the Company which are designated by the Board and incorporated in the United States, who have been employed by the Company or such Affiliate for at least one (1) month shall be granted rights to purchase Common Stock under each Offering on the Offering Date of such Offering, provided that each such employee otherwise meets the employment requirements of subparagraph 5(a) of the Plan (an "Eligible Employee") on such Offering Date. Notwithstanding the foregoing, the following employees shall not be Eligible Employees or be granted rights under an Offering: (i) part-time or seasonal employees whose customary employment is less than twenty (20) hours per week or five (5) months per calendar year, (ii) 5% stockholders (including ownership through unexercised options and all direct and indirect ownership by immediate family members, brothers, sisters (including half blood) and lineal ancestors and descendants) described in subparagraph 5(c) of the Plan and (iii) those employees of the Company deemed "highly compensated employees" (as such term is defined in Section 414(q) of the Internal Revenue Code of 1986, as amended (the "Code")), who have been granted one or more stock options by either the Company or the former parent of the Company.

3.   Rights.

     (a) Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted the right to purchase the number of shares of Common Stock purchasable with up to seven percent (7%) of such employee's Earnings paid during the period of such Offering beginning after such Eligible Employee first commences participation; provided, however, that no employee may purchase Common Stock on a particular Purchase Date that would result in more than fourteen percent (14%) of such employee's Earnings in the period from the Offering Date to such Purchase Date having been applied to purchase shares under all ongoing Offerings under the Plan and all other Company plans intended to qualify as "employee stock purchase plans" under Section 423 of the Code. "Earnings" shall mean base salary or wages (including amounts elected to be deferred by the employee, that would otherwise have been paid, under any cash or deferred arrangement established by the Company), commissions, overtime pay, bonuses, and other remuneration paid directly to the employee, but does not include profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, and similar items of compensation.

     (b) Notwithstanding the foregoing, the maximum number of shares of Common Stock an Eligible Employee may purchase on any Purchase Date in an Offering shall be such number of shares as has a fair market value (determined as of the Offering Date for such Offering) equal to (x) $25,000 multiplied by the number of calendar years in which the right under such Offering has been outstanding at any time, minus (y) the fair market value (determined as of the relevant Offering Date with respect to such shares) of any other shares of Common Stock which, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the right is outstanding. The amount in clause (y) of the previous sentence shall be determined in accordance with regulations applicable under Section 423(b)(8) of the Code based on (i) the number of shares previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, or pursuant to any other Company plans intended to qualify as "employee stock purchase plans" under Section 423 of the Code, and (ii) the number of shares subject to other rights outstanding on the Offering Date for such Offering pursuant to the Plan or any other such Company plan.

     (c) The maximum aggregate number of shares available to be purchased by all Eligible Employees under each Offering shall be one hundred fifty thousand (150,000). If the aggregate purchase of shares of Common Stock upon exercise of rights granted under an Offering would exceed the maximum aggregate number of shares available, the Board or the Committee shall make a pro rata allocation of the shares available in a uniform and equitable manner.

4.   Purchase Price.

     The purchase price of the Common Stock under the Offering shall be the lesser of (i) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Date or (ii) eighty-five percent (85%) of the fair market value of the Common Stock on the Purchase Date, in each case rounded up to the nearest whole cent per share.

5.   Participation.

     (a) Except as otherwise provided in this paragraph 5 or in the Plan, an Eligible Employee may elect to participate in an Offering only at the beginning of the Offering. An Eligible Employee shall become a participant in an Offering by delivering an enrollment agreement authorizing payroll deductions. Such deductions must be in whole percentages of Earnings, with a minimum percentage of one percent (1%) and a maximum percentage of seven percent (7%). A participant may not make additional payments into his or her account. The enrollment agreement shall be made on such form as the Company provides, and must be delivered to the Company prior to the date participation is to be effective, unless a later time for returning the enrollment agreement is set by the Company for all Eligible Employees with respect to a given participation date.

     (b) A participant may decrease, but only to zero percent (0%), his or her participation level during the course of an Offering by delivering notice to the Company in such form as the Company prescribes; provided that no reduction will be permitted if such notice is received by the Company within the fifteen
(15)-day period immediately preceding a Purchase Date. In addition, a participant may withdraw from an Offering and receive his or her accumulated payroll deductions from the Offering, without interest, at any time prior to the end of the Offering (excluding only each fifteen (15)-day period immediately preceding a Purchase Date) by delivering a withdrawal notice to the Company in such form as the Company provides. A participant who has withdrawn from an Offering shall not again participate in such Offering, but may participate in subsequent Offerings under the Plan in accordance with the terms thereof.

6.   Purchases.

     Subject to the limitations contained herein, on each Purchase Date, each participant's accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering.

7.   Notices and Agreements.

     Any notices or agreements provided for in an Offering or the Plan shall be given in the form provided for by the Company, and, for notices in writing, shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five (5) days after deposit in the United States mail, postage prepaid.

8.   Exercise Contingent on Stockholder Approval.

     The rights granted under an Offering are subject to the approval of the Plan by the stockholders of the Company as required for the Plan to obtain treatment as a tax-qualified employee stock purchase plan under Section 423 of the Code and to comply with the requirements of exemption from potential liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") set forth in Rule 16b-3 promulgated under the Exchange Act.

9.   Offering Subject to Plan

     Each Offering is subject to all the provisions of the Plan, and its provisions are hereby made a part of the Offering, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.